UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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DIEDRICH COFFEE, INC.

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DIEDRICH COFFEE, INC.

28 EXECUTIVE PARK, SUITE 200

IRVINE, CALIFORNIA 92614

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED JANUARY 15, 2010

On January 15, 2010, Diedrich Coffee, Inc. filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with matters to be voted upon at our 2009 Annual Meeting, which will be held at the Diedrich Coffee, Inc. Roasting Facility, 11480 Commercial Parkway, Castroville, CA 95012, at 9:00 a.m. local time, for the following purposes:

1.	To elect a board of directors to serve until the next annual meeting of stockholders.

2.	To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2010.

We will also attend to business properly presented at the meeting and any adjournments or postponements of the meeting.

Following the filing of the Proxy Statement, we announced that, effective February 1, 2010, Paul C. Heeschen will assume the role of Executive Chairman and Sean M. McCarthy will be promoted to President of Diedrich Coffee in connection with the departure of J. Russell Phillips, Diedrich Coffee’s former President and Chief Executive Officer. In addition, as a result of Mr. Heeschen’s appointment as Executive Chairman, our board of directors appointed Gregory D. Palmer and James W. Stryker to our compensation committee, thus reconstituting our compensation committee to be comprised of Timothy J. Ryan and Messrs. Palmer and Stryker. As such, the purpose of this supplement (the “Supplement”) is to update the following sections on the specified pages of the Proxy Statement to reflect these subsequent developments: “Proposal 1 – Election of Directors” on Page 3, the “Director Independence” section on Page 6, the second sentence in the “Director Nominations” section on Page 7, the “Executive Officers” section on Page 11, the Summary Compensation Table in the “Executive Compensation Tables” section on Page 12, the “Compensatory Agreements with Current Named Executive Officers” section on Page 14, the “Change in Control and Termination Provisions Applicable to Mr. McCarthy” on Page 15, the final table in the “Diedrich Coffee Stock Options” section on Page 16 and the “Security Ownership of Certain Beneficial Owners and Management” on Pages 20 – 22.

PROPOSAL 1

ELECTION OF DIRECTORS

Our directors are elected once a year at our annual meeting of stockholders. Our bylaws provide that our board of directors shall consist of between three and seven directors with the precise number to be determined by resolution of our board of directors. The authorized number of members of our board of directors, as of the date of our annual meeting, will be five. If a quorum is present at our annual meeting, the five nominees receiving the greatest number of votes will be elected and will serve until their respective successors are duly elected and qualified, they resign or they are removed in the manner provided for in our bylaws.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. Each of the nominees has consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable or unwilling to serve if elected as director. In the event that any nominee is unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee as the independent directors on our board of directors may propose. The following table lists our directors and provides their respective ages and titles as of January 8, 2010.

Name	Age	Title	Director Since
Paul C. Heeschen	52	Executive Chairman of the Board of Directors (4)	1996
Gregory D. Palmer (1)(2)(3)	53	Director	2006
J. Russell Phillips	60	Director (5)	2007
Timothy J. Ryan (1)(2)(3)	69	Vice Chairman of the Board of Directors	2005
James W. Stryker (1)(2)(3)	63	Director	2008

(1)	Member of the compensation committee of our board of directors.

(2)	Member of the audit committee of our board of directors.

(3)	Member of the special committee of our board of directors which was established primarily for the purpose of, among other matters, reviewing, evaluating and negotiating the terms and conditions of any potential sale of Diedrich Coffee.

(4)	On January 20, 2010, Mr. Heeschen was appointed to the position of Executive Chairman, effective as of February 1, 2010.

(5)	On January 22, 2010, Diedrich Coffee and Mr. Phillips entered into a Separation Agreement and General Release whereby Mr. Phillips and the Company agreed that Mr. Phillips’ employment as President and Chief Executive Officer of Diedrich Coffee would terminate on January 31, 2010.

There are no family relationships among any of the directors or executive officers of Diedrich Coffee. The principal occupation for at least the last five years of each nominee for director, as well as other information, is set forth below.

Paul C. Heeschen joined our board of directors in January 1996. In February 2001, the board of directors elected him as Chairman. On January 20, 2010, Mr. Heeschen was appointed to the position of Executive Chairman, effective as of February 1, 2010. Since 1995, Mr. Heeschen has been a Principal of Heeschen & Associates, a private investment firm. He is also the sole general partner of Sequoia Enterprises, L.P. (“Sequoia”), WF Trust, D.C.H., L.P. and a trustee of the Paul C. Heeschen Revocable Living Trust, each of which are stockholders of Diedrich Coffee. Mr. Heeschen serves on the board of directors of PC Mall, Inc., a publicly traded supplier of technology solutions for business, government and educational institutions, as well as consumers.

Gregory D. Palmer joined our board of directors in September 2006. From January 1998 to June 2006, Mr. Palmer was the President and Chief Executive Officer of RemedyTemp, Inc., a staffing services company. Mr. Palmer also served as a director of RemedyTemp, Inc. from January 2001 to June 2006.

J. Russell Phillips joined our board of directors in April 2007 through appointment by our board of directors. From February 2008 to January 2010, Mr. Phillips was our President and Chief Executive Officer. From 2004 to 2008, Mr. Phillips served as Managing Principal of Transom Partners, an executive consultancy group that facilitates and develops new strategies with CEOs and executive teams. From 1994 to 2004, Mr. Phillips served as Chief Executive Officer and President of SHURflo, the leading manufacturer of high quality precision pumps, controls, motors and systems serving the food service, industrial and RV/marine markets. From 1972 to 1994, Mr. Phillips worked for several pump companies in various managerial capacities.

Timothy J. Ryan joined our board of directors in October 2005. Effective April 8, 2009, Mr. Ryan was appointed Vice Chairman of the board. Mr. Ryan previously served as our Chief Executive Officer from November 1997 to October 2000. Since April 1999, he has been a director of Rubio’s Restaurants, Inc., a publicly traded fast-casual fresh Mexican grill restaurant chain. From December 1995 to December 1996, Mr. Ryan served as President and Chief Operating Officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International, Inc., of which he also served as a Senior Vice President. From November 1988 to December 1993, Mr. Ryan served as Senior Vice President of Marketing at Taco Bell Worldwide and, from December 1993 to December 1995, he served as Senior Vice President of Taco Bell’s Casual Dining Division.

James W. Stryker joined our board of directors in December 2008 through appointment by our board of directors and currently serves as Chairman of the audit committee. From May 2006 to April 2008, Mr. Stryker was the Executive Vice President and Chief Financial Officer (“CFO”) of Perkins & Marie Callender’s Inc., a chain of two restaurant concepts. From October 2001 to April 2006, Mr. Stryker served as Executive Vice President and CFO of Wilshire Restaurant Group, Inc. (dba Marie Callender’s). From March 1999 to October 2001, Mr. Stryker was Senior Vice President and CFO of The Johnny Rockets Group, Inc. From January 1996 to March 1999 Mr. Stryker was Vice President, Finance and CFO of Rubio’s Restaurants, Inc. From 1994 to December 1995, Mr. Stryker was Vice President, Finance and Administration of American Restaurant Group, Inc. Prior to that, Mr. Stryker spent sixteen years with El Torito Restaurants, Inc. including eight years as Executive Vice President and CFO.

Vote Required and Recommendation of the Board of Directors

The nominees for election as directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

The board of directors recommends that you vote FOR each nominee named in Proposal 1.

Director Independence

Our board of directors has affirmatively determined that three of our five directors are independent within the meaning of Nasdaq Marketplace Rule 5605. Our independent directors are Gregory D. Palmer, Timothy J. Ryan and James W. Stryker. During its review, the board of directors considered transactions and relationships between each director or any member of his or her immediate family and Diedrich Coffee and its subsidiaries and affiliates.

Director Nominations

Consistent with the corporate governance guidelines adopted by our board of directors, the members of the board, all of whom (other than Mr. Heeschen and Mr. Phillips) are currently independent, work together to: (i) identify qualified individuals to become directors; (ii) determine the composition of the board of directors and its committees; and (iii) monitor and assess the effectiveness of the board of directors and its committees.

EXECUTIVE OFFICERS

Diedrich Coffee’s executive officers are currently as follows:

Name	Age	Position(s) Held
Paul C. Heeschen	52	Executive Chairman of the Board of Directors (1)
Sean M. McCarthy	48	President, Chief Financial Officer and Secretary (2)
James L. Harris	46	Vice President—Sales
Dana A. King	46	Vice President—Information Services & Customer Fulfillment

(1)	On January 20, 2010, Mr. Heeschen was appointed to the position of Executive Chairman, effective as of February 1, 2010.

(2)	On January 22, 2010, Mr. McCarthy was appointed to the positions of President and Chief Financial Officer of Diedrich Coffee, effective as of February 1, 2010.

The following is information regarding those persons currently serving as executive officers of Diedrich Coffee:

Paul C. Heeschen joined our board of directors in January 1996. In February 2001, the board of directors elected him as Chairman. On January 20, 2010, Mr. Heeschen was appointed to the position of Executive Chairman, effective as of February 1, 2010. Since 1995, Mr. Heeschen has been a Principal of Heeschen & Associates, a private investment firm. He is also the sole general partner of Sequoia Enterprises, L.P. (“Sequoia”), WF Trust, D.C.H., L.P. and a trustee of the Paul C. Heeschen Revocable Living Trust, each of which are stockholders of Diedrich Coffee. Mr. Heeschen serves on the board of directors of PC Mall, Inc., a publicly traded supplier of technology solutions for business, government and educational institutions, as well as consumers.

Sean M. McCarthy became our President and Chief Financial Officer on February 1, 2010. He became our Chief Financial Officer and Secretary in January 2006, after serving as Vice President, Controller of Diedrich Coffee since April 2004. From February 2003 to April 2004, Mr. McCarthy was Vice President of ASM Hospitality Group, a privately owned consulting company. From June 1998 to February 2003, Mr. McCarthy served in various financial capacities for FRD Acquisition Company, Inc. (d/b/a Coco’s & Carrows Restaurants), a subsidiary of Advantica Restaurants Group, Inc., a publicly traded food service company, first as Manager, Field Finance, then Manager, Financial Planning & Analysis, and finally as Director, Finance. From May 1997 to June 1998, Mr. McCarthy was a Business Analyst for Taco Bell, Inc. From August 1986 through May 1997, Mr. McCarthy served in various accounting and financial capacities for El Torito Restaurants, a subsidiary of Family Restaurants, Inc. Mr. McCarthy earned a B.S. degree in business management from Pepperdine University and a master’s degree in business administration from the University of Southern California.

James L. Harris joined Diedrich Coffee in June 2008 as Vice President—Sales. From late 2007 to 2008, Mr. Harris was with Hansen’s Beverage Company, a publicly owned company and manufacturer and seller of premium beverages and Monster Energy Drink, as the Vice President of International Sales. From 1997 to 2007, Mr. Harris was with FIJI Water, LLC, a privately owned manufacturer and seller of premium-bottled water in a variety of capacities ultimately serving as the Senior Vice President of Sales, Western Region. From 1991 to 1997, Mr. Harris was with Haagen-Dazs Ice Cream first as an Account Executive and ultimately as a Division

Manager. From 1985 to 1991, Mr. Harris worked for Pepsi-Cola Bottling Group working his way up to Account Executive and relocating to Southern California.

Dana A. King became our Vice President-Information Services & Customer Fulfillment effective January 2009 after serving as Vice President-Information and Customer Services. Ms. King joined Diedrich Coffee in November 2005 as the Director of Information Services. From 2001 until joining Diedrich Coffee, Ms. King led the Application Development group at Del Taco, a Mexican quick-service restaurant chain. From 1996 until 2000, Ms. King worked for Professional Computing, Inc. (“PCI”), as a programmer/analyst before being promoted to IS Assistant Manager. After PCI was acquired by IKON in 1997, she was promoted to the Director of IS, and, in 1999 was promoted to VP of IS and Managing Consultant and led a team consisting of developers, engineers and project managers in three locations across two states. After leaving IKON, Ms. King ran her own consulting business. Ms. King holds a B.S. degree in Business with an emphasis in Computer Information Services from California State Polytechnic University, Pomona.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth compensation earned during the fiscal year ended June 24, 2009 by our Chief Executive Officer and two other most highly compensated executive officers who were serving as our executive officers at the end of the last completed fiscal year (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
J. Russell Phillips,	2009	$275,000	$62,700	$203,890	$165,000	$720	(5)	$707,310
President and Chief Executive Officer (4)	2008	105,769	—	99,908	—	26,917	(6)	232,594
Sean M. McCarthy,	2009	225,000	90,000	—	90,000	3,016	(8)	408,016
Chief Financial Officer and Secretary (7)	2008	214,425	—	—	—	4,014	(9)	218,439
James L. Harris,	2009	180,000	—	11,499	54,000	15,190	(10)	260,689
Vice President—Sales	2008	2,077	—	—	—	462	(11)	2,539

(1)	The Company paid discretionary bonuses in the amounts identified in this column for fiscal year 2009 to the Chief Executive Officer and Chief Financial Officer for the completion of the Transaction with Praise.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 and 2008 fiscal years for the fair value of stock options for each of the named executive officers in accordance with ASC Topic 718. Pursuant to rules of the Securities and Exchange Commission, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2009 and 2008 grants, refer to Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 24, 2009, as filed with the Securities and Exchange Commission. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be received by the named executive officers.

(3)	Amounts identified in this column for fiscal year 2009 were earned by the Chief Executive Officer and Chief Financial Officer based on achievement of certain targets of the Company’s financial performance. The amount identified for fiscal year 2009 earned by the Vice President of Sales was primarily based on specific sales and profitability targets.

(4)	Mr. Phillips became our President and Chief Executive Officer in February 2008. Mr. Phillips’ annual base salary was $275,000. On January 22, 2010, Diedrich Coffee and Mr. Phillips entered into a Separation Agreement and General Release whereby Mr. Phillips and the Company agreed that Mr. Phillips’ employment as President and Chief Executive Officer of Diedrich Coffee would terminate on January 31, 2010.

(5)	Consists of health fitness membership reimbursement in the amount of $720.

(6)	Consists of a signing bonus payment in the amount of $25,000 and health fitness membership reimbursement in the amount of $1,917.

(7)	On January 22, 2010, Mr. McCarthy was appointed to the positions of President and Chief Financial Officer of Diedrich Coffee, effective as of February 1, 2010.

(8)	Consists of 401(k) matching contributions by Diedrich Coffee in the amount of $2,271 and health fitness membership reimbursement in the amount of $745.

(9)	Consists of 401(k) matching contributions by Diedrich Coffee in the amount of $2,077 and health fitness membership reimbursement in the amount of $1,937.

(10)	Consists of auto allowance in the amount of $12,000, 401(k) matching contributions by Diedrich Coffee in the amount of $138 and health fitness membership reimbursement in the amount of $3,052.

(11)	Consists of auto allowance in the amount of $462.

Compensatory Agreements with Current Named Executive Officers

J. Russell Phillips. Effective February 7, 2008, Mr. Phillips entered into an employment agreement with us appointing him President and Chief Executive Officer. Mr. Phillips’s employment agreement provided for compensation consisting of, among other things, (i) an annual base salary of $275,000 and (ii) a grant of options to purchase 275,000 shares of our common stock, (the “Options”) pursuant to a stock option agreement described below. In addition, Mr. Phillips was eligible to receive (i) a bonus equal to up to 75% of his annual base salary, 80% of which would have been paid upon achievement of certain defined objectives and 20% of which would have been paid based upon the discretion of our compensation committee and (ii) benefits under all other benefit plans generally provided to our other executive officers.

The Options consist of non-qualified stock options to purchase up to 275,000 shares of our common stock, which vest over three (3) years, with one-third (1/3) of the options vesting on each anniversary of the effective date until all options have vested. The Options will fully vest and become immediately exercisable upon a change of control (as such term is defined in Mr. Phillip’s employment agreement). Unless an earlier termination occurs, the Options will expire ten years after the effective date of the stock option agreement.

On January 22, 2010, Diedrich Coffee and Mr. Phillips entered into a Separation Agreement and General Release (the “Separation Agreement”) whereby Mr. Phillips and the Company agreed that Mr. Phillips’ employment as President and Chief Executive Officer of Diedrich Coffee would terminate on January 31, 2010 (the “Separation Date”). Pursuant to the terms of the Separation Agreement, Mr. Phillips has a period of 180 days from the Separation Date to exercise any vested Options, and upon expiration of such period, all vested but unexercised Options will terminate and become unexercisable. Further, all unvested Options shall terminate and become unexercisable as of the date of the Separation Agreement. Pursuant to the Separation Agreement, the vesting of 45,834 Options was accelerated so that the total number of vested Options is 137,500. Additionally, on the eighth day following the Separation Date, Diedrich Coffee shall make a lump sum payment of $250,000 to Mr. Phillips provided that Mr. Phillips has executed a release and waiver and complied with the other terms and conditions of the Separation Agreement.

Sean M. McCarthy. On January 22, 2010, Mr. McCarthy was appointed to the positions of President and Chief Financial Officer of Diedrich Coffee, effective as of February 1, 2010. In connection with this appointment, Diedrich Coffee and Mr. McCarthy entered into a Letter Agreement dated January 22, 2010 (the “Letter Agreement”), which provides for an increase in Mr. McCarthy’s (i) annual base salary to $275,000, and (ii) participation in Diedrich Coffee’s bonus/incentive plan to 60% of his annual base salary, which will be paid based upon the achievement of specific criteria identified by our board of directors. In the event that Mr. McCarthy is terminated by Diedrich Coffee for any reason other than a “Just Cause Dismissal” (as defined in Article IX of Diedrich Coffee’s 2000 Equity Incentive Plan), Mr. McCarthy will be eligible to receive a lump sum severance payment that has been increased to an amount equal to his annual base salary, provided that Mr. McCarthy executes a complete release of Diedrich Coffee in connection with or related to his employment with Diedrich Coffee. The terms of Mr. McCarthy’s employment letter agreements dated December 30, 2005 and May 1, 2008 that are not inconsistent with the terms of the Letter Agreement will continue to remain in effect, and the terms of the Letter Agreement control in the event that there is any conflict between the Letter Agreement and such prior employment letter agreements.

Change in Control and Termination Provisions Applicable to Mr. McCarthy

As discussed in more detail above, Mr. McCarthy was appointed President and Chief Financial Officer of Diedrich Coffee, effective as of February 1, 2010, and entered into the Letter Agreement related to such appointment. Under the Letter Agreement, Mr. McCarthy will receive a lump sum severance payment equal to his annual base salary if he is terminated for any reason other than a “Just Cause Dismissal” (as defined in Article IX of Diedrich Coffee’s 2000 Equity Incentive Plan), provided that Mr. McCarthy executes a complete release of Diedrich Coffee in connection with or related to his employment with Diedrich Coffee. Mr. McCarthy is also entitled to a stock appreciation payment upon the consummation of a change in control transaction, provided that he executes a general release of Diedrich Coffee. For this purpose, a change in control transaction is defined as a transaction that results in a non-affiliate of Diedrich Coffee acquiring 90% of the outstanding shares of common stock. The stock appreciation payment payable to Mr. McCarthy upon the consummation of a change in control transaction is equal to the product of (i) the difference determined by subtracting $5.00 from the per share price at which at least 90% of the outstanding shares of common stock is acquired, multiplied by (ii) 100,000.

In connection with the Offer and the Merger, Mr. McCarthy will receive an aggregate amount of $3,626,200, which is comprised of (i) a payment of $3,000,000 (constituting the stock appreciation payment) and (ii) a payment of $626,200 in connection with Diedrich Coffee options owned by him (as outlined in the table below). Pursuant to the Letter Agreement entered into in connection with his appointment as President and Chief Financial Officer, effective as of February 1, 2010, if Mr. McCarthy is terminated for any reason other than a “Just Cause Dismissal” (as defined in Article IX of Diedrich Coffee’s 2000 Equity Incentive Plan) following the Merger, Mr. McCarthy will receive a lump sum payment of $275,000, provided that Mr. McCarthy executes a complete release of Diedrich Coffee in connection with or related to his employment with Diedrich Coffee.

Diedrich Coffee Stock Options

Name	Number of Shares of Common Stock Underlying Unexercised Options (#)	Net Consideration to be Received for Unexercised Options ($)
James L. Harris	20,000	653,600
Paul C. Heeschen	96,250	3,027,893
Dana A. King	20,000	630,200
Sean M. McCarthy	20,000	626,200
Gregory D. Palmer	60,000	1,924,350
J. Russell Phillips (1)	145,000	4,602,150
Timothy J. Ryan	185,000	5,783,050
James W. Stryker	30,000	1,036,950

(1)	The number of shares of common stock underlying unexercised options and the net consideration to be received for unexercised options is provided as of January 22, 2010 for Mr. Phillips, as a result of the Separation Agreement and General Release entered into by Diedrich Coffee and Mr. Phillips on January 22, 2010, whereby Mr. Phillips and Diedrich Coffee agreed that Mr. Phillips’ employment as President and Chief Executive Officer of Diedrich Coffee would terminate on January 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 25, 2010 by:

•	each person or group of affiliated persons who we know beneficially owns more than 5% of our common stock;

•	each of our directors and nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options and warrants that are exercisable within 60 days from January 25, 2010.

Name And Address Of Beneficial Owner (1)	Amount And Nature Of Beneficial Ownership (2)		Percent Of Class (%)(2)
Sequoia Enterprises, LP 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	3,260,604	(3)	44.0

WF Trust 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	750,000	(4)	12.4

Financial & Investment Management Group, LTD 111 Cass Street Traverse City, MI 49684	533,342	(5)	9.3

D.C.H., L.P. 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	419,268	(6)	7.3

Gamco Investors, Inc. et al One Corporate Center, Rye, NY 10580-1435	356,088	(7)	6.2

Clarus Capital Group Management L.P. 237 Park Avenue, Suite 900 New York, NY 10017	287,733	(8)	5.0

Hudson Bay Overseas Fund, Ltd. Walkers SPV Limited, Walker House P.O. Box 908GT, Mary Street Georgetown, Grand Cayman Cayman Islands	218,790	(9)	3.8

Hudson Bay Fund, L.P. 120 Broadway, 40th Floor New York, NY 10271	123,070	(9)	2.1

Paul C. Heeschen	4,527,293	(10)	58.0
Timothy J. Ryan	75,000	(11)	1.3
Gregory D. Palmer	60,000	(12)	1.0
James W. Stryker	30,500	(13)	*
J. Russell Phillips	148,000	(14)	2.5
Sean M. McCarthy	25,000	(15)	*
James L. Harris	6,666	(16)	*
Dana A. King	12,666	(17)	*
All directors and executive officers as a group (10 persons)	4,904,377	(18)	60.0

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person in this table is c/o Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Corporate Secretary.

(2)	Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Shares not outstanding that are subject to options or warrants exercisable by the holder thereof within 60 days of January 8, 2010 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage of any other person. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

(3)	Paul C. Heeschen, the Executive Chairman of the Board of Directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership. Includes 250,000 shares subject to warrants that are immediately exercisable and will expire on June 30, 2014, 1,367,000 shares subject to warrants that are immediately exercisable and will expire on August 26, 2013 and 70,000 shares subject to warrants that are immediately exercisable and will expire on April 29, 2014.

(4)	Paul C. Heeschen, the Executive Chairman of the Board of Directors, is the sole trustee with sole voting and investment power as to all shares beneficially owned by the trust. Includes 300,000 shares subject to warrants that are immediately exercisable and will expire on August 26, 2013.

(5)	According to the Schedule 13G, filed on March 23, 2009, Financial & Investment Management Group, LTD (“FIMG”) is a registered investment advisor that manages individual client accounts. All 533,342 shares represented in that filing have shared voting power and are held in accounts owned by the clients of FIMG. FIMG disclaims beneficial ownership of all such shares.

(6)	Paul C. Heeschen, the Executive Chairman of the Board of Directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership.

(7)	According to the Schedule 13D/A filed on January 11, 2010, such Schedule 13D/A has been filed by Mario J. Gabelli (“Mario Gabelli”) and various entities that he directly or indirectly controls or for which he acts as chief investment officer. The Schedule 13D/A indicates that Mario Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the filing persons. Each of the Reporting Persons and Covered Persons (both as defined in the Schedule 13D/A) has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except as noted in the Schedule 13D/A.

(8)	According to the Schedule 13G filed on February 13, 2007, includes sole voting power relating to 235,713 shares and shared voting power relating to 52,020 shares beneficially owned by Clarus Capital Group Management L.P. The general partner to Clarus Capital Group Management L.P. is Clarus Capital Management, LLC. Ephraim Fields is the managing member of Clarus Capital Group Management, LLC and as such controls Clarus Capital Group Management L.P.

(9)	According to the Schedule 13G filed on December 2, 2009, Hudson Bay Capital Management, L.P. serves as investment manager with respect to the Hudson Bay Overseas Fund, Ltd. and the Hudson Bay Fund, L.P. and shares voting and dispositive power in connection with the 218,790 shares beneficially owned by Hudson Bay Overseas Fund, Ltd. and the 123,070 shares beneficially owned by Hudson Bay Fund, L.P. Sander Gerber serves as an executive officer of Hudson Bay Capital Management, L.P. Each of Hudson Bay Capital Management, L.P. and Mr. Gerber disclaims any beneficial ownership of any such shares, except for their pecuniary interest therein.

(10)	Includes (i) 3,260,604 shares beneficially owned by Sequoia (250,000 shares subject to warrants that are immediately exercisable and will expire on June 30, 2014, 1,367,000 shares subject to warrants that are immediately exercisable and will expire on August 26, 2013 and 70,000 shares subject to warrants that are immediately exercisable and will expire on April 29, 2014), and (ii) 419,268 shares beneficially owned by D.C.H., L.P. Mr. Heeschen is the sole general partner of each of these partnerships with voting and investment power as to all of such shares. Includes 750,000 shares beneficially owned by WF Trust (300,000 shares subject to warrants that are immediately exercisable and will expire on August 26, 2013). Mr. Heeschen is the sole trustee with sole voting and investment power as to all shares beneficially owned by the trust. Includes 97,421 shares owned personally by Mr. Heeschen (96,250 shares subject to options that are exercisable within 60 days), and 250 shares held by Paul C. Heeschen Revocable Living Trust.

(11)	Includes 75,000 shares subject to options that are exercisable within 60 days.

(12)	Includes 60,000 shares subject to options that are exercisable within 60 days.

(13)	Includes 30,000 shares subject to options that are exercisable within 60 days.

(14)	Pursuant to the terms of the Separation Agreement, all unvested Options terminated and became unexercisabled as of January 22, 2010. Includes 145,000 shares subject to options that are exercisable within 60 days.

(15)	Includes 20,000 shares subject to options that are exercisable within 60 days.

(16)	Includes 6,666 shares subject to options that are exercisable within 60 days.

(17)	Includes 11,666 shares subject to options that are exercisable within 60 days.

(18)	Includes 2,449,914 shares subject to options and warrants that are exercisable within 60 days.

This Supplement should be read together with the Proxy Statement. Except as described in this Supplement, no other provisions of the Proxy Statement have been amended or revised. The updates described in this Supplement are the only changes made to the Proxy Statement given or sent or otherwise made available to stockholders. If you have not yet voted your shares, please sign and return the proxy card previously sent to you. Questions related to the voting of your shares may be directed to Investor Relations at (949) 260-6734.

You do not have to take any action if you have previously voted your shares and do not wish to change your vote.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 18, 2010.

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2009 Annual Meeting of Stockholders, this Supplement to the Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended June 24, 2009 are available at http://www.edocumentview.com/DDRX.